Exhibit 10.110

KEY EMPLOYEE

NON-COMPETITION AGREEMENT

AGREEMENT, made and entered into this 8th day of November, 2006 between Osmose Holdings, Inc., a Delaware corporation duly organized and validly existing under the laws of the State of Delaware, having a place of business at 980 Ellicott Street, Buffalo, New York 14209, and Steve Reeder, residing at 2870 Clegg Farm Road, Social Circle, GA 30025, hereinafter referred to as the “Employee.” Unless otherwise specified, the term “Corporation” as used in this Agreement shall mean collectively Osmose Holdings, Inc. and all of its subsidiaries and affiliates (“Osmose Affiliates”), and any reference to Employee's employment with the Corporation shall be deemed to refer to Employee's employment with the specific Osmose Affiliate for which he/she is employed.

WHEREAS, the Corporation recognizes that the Employee has heretofore performed services on behalf of the Corporation which have been of significant value to the Corporation as evidenced by the Employee's position as Sr. Vice President, Customer Service of Osmose. Inc.; and

WHEREAS, the Corporation anticipates that the value of future services to be performed by the Employee is significant; and

WHEREAS, the Employee, as evidenced by his/her corporate position, possesses valuable information concerning sensitive, confidential and proprietary aspects of most business dealings of the Corporation; and

WHEREAS, the Corporation believes that valuable benefits will be lost if the Employee leaves the employ of the Corporation and, therefore, wishes to insure that the Employee continues in the employ of the Corporation so as to benefit the Corporation; and

WHEREAS, the knowledge and skills of the Employee are such that the Corporation is particularly anxious to insure that the Employee will refrain from participation in competitive enterprises.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Corporation and the Employee consent covenant and agree as follows:

1.

Prior Agreements. All Key Employee Non-Competition Agreements between the Employee and the Corporation dated prior to the date first above written are cancelled, void and of no further force or effect. The consideration for said cancellation(s) are those benefits and detriments contained in this Agreement which differ from the benefits and detriments contained in the prior Key Employee Non-Competition Agreements and both the Employee and the Corporation agree that such consideration is good, valuable and sufficient consideration. This Agreement supplements but does not supersede or cancel any other pre-existing agreement between any Osmose Affiliate and the Employee (including without limitation any employment, consulting or non-disclosure agreement) that contains any non-compete, confidentiality or similar provisions.

2.

Access to Information. The Employee acknowledges that his/her position as Sr. Vice President, Customer Service of Osmose. lnc. exposes him/her to valuable information concerning sensitive, confidential and proprietary aspects of most business dealings of the Osmose Affiliate for which he/she is employed, and may also expose him/her to valuable information concerning sensitive, confidential and proprietary aspects of other business dealings of the Corporation.

3.

Confidentiality. The Employee will take all reasonable precautions to safeguard the confidential nature of all Confidential Information (as defined below) as well as any specific precautions that the Corporation may reasonably request. Without the prior written consent of the Corporation, the Employee will not at any time, directly or indirectly, whether during or after the term of his/her employment with the Corporation, (a) sell, offer to sell, transfer, disclose or otherwise make available any Confidential Information to any corporation, governmental body, individual, partnership, association or other entity (a “Person”), (b) market, use (other than for the precise purpose for which it is disclosed to the Employee by the Corporation) or otherwise profit from any Confidential Information, (c) reproduce or otherwise copy any Confidential Information other than as required in performing his/her duties as an employee of the

Corporation or (d) license or offer to license any Person other than the Corporation to use any Confidential Information. All Confidential Information disclosed by the Corporation to the Employee is and will at all times remain the personal property of the Corporation and all documents, drawings, models and other tangible items supplied or made available to the Employee which constitute or contain Confidential Information will, together with all copies thereof, be returned to the Corporation immediately upon demand.

For purposes of this Agreement, “Confidential information” means any and all information relating to the business, assets or product lines of the Corporation which is not generally available to the public, including, without limitation, technical know-how and data, methods and processes, manufacturing and production information, financial information and cost data, trade secrets, marketing and sales information including information as to customers, customer lists and suppliers, and business and marketing plans and strategies, and all documents, drawings, flowcharts, plans, proposals, records, blueprints, schematics, papers, notes, memoranda, manuals and other tangible items containing or relating to any such data or information.

4.	Retirement Benefit.
a;

The Corporation will pay to the Employee, upon his/her Retirement (as defined below) from the Corporation, the sum of $250,000.00 U.S.(the “Retirement Benefit”); provided however, if the Employee takes Early Retirement (as defined below),the Retirement Benefit will be reduced by 5% for each year of age between the age of the Employee at the time of Early Retirement and age 65 (for exampled, see Exhibit A); and further provided however, if the Employee has been employed by the Corporation and/or an Osmose Affiliate for 20 consecutive years and takes Early Retirement, the Retirement Benefit will be reduced by 5% for each year of age between the age of the Employee at the time of Early Retirement and age 62 (for exampled, see Exhibit B). The Corporation will pay the Retirement Benefit to the Employee in 10 equal annual installments beginning on or about the first day of the 7th month following the month of Retirement or Early Retirement, as applicable, and continuing annually thereafter on each anniversary of that date. The obligation of the Corporation to make all Retirement Benefit payment is a general unsecured obligation of the Corporation not evidenced by promissory notes or other similar instruments, and the sums required to make those payments will not be placed in trust or in escrow or otherwise physically segregated, and at all times, those sums, until paid to Employee, are assets of the Corporation subject to the claims of its general creditors.

b.

In the event the Employee is removed from his/her position as Sr. Vice President, Customer Service of Osmose. Inc. and assigned a position of lower responsibility and/or authority, the Corporation, in its sole discretion, may (i) reduce or eliminate the Retirement Benefit, or (ii) terminate this Agreement.

c.

Notwithstanding any other provision in this Agreement, to the extent that (i) any amounts payable under this Agreement are subject to Section 409A of the Internal Revenue Code (“Section 409N”), and (ii) the time or form of payment of those amounts would not be in compliance with Section 409A, then payment of those amounts will be made at such time and in such a manner that the payment will be in compliance with Section 409A. If the time or form of payment not be modified in such a way as to be compliant with Section 409A, then payment will be made as otherwise provided in this Agreement, disregarding this Paragraph 4.c.

d.

Benefits under this Agreement are intended to comply with the rules of Section 409A and the Agreement will be construed accordingly. However, the Corporation will not liable to the Employee or the Employee's beneficiary(ies) with respect to any benefit-related adverse tax consequences arising under Section 409A or other provision of the Internal Revenue Code.

5.

Retirement Defined. “Retirement,” for purposes of this Agreement, will be deemed to commence under any of the following circumstances, provided those circumstances occur while the Employee is still employed by the Corporation or an Osmose Affiliate:

a.	The Employee attains the age of at least 65 years and retires (i.e., voluntarily resigns) from employment with the Corporation.

b.

ln the event the Employee becomes Permanently Disabled for any reason prior to age 65, Retirement will be deemed to occur at age 65, or upon the earlier death of the Employee. For purposes of this Agreement, the term “Permanently Disabled” or “Permanent Disability” has the same meaning given to that term in the long term disability insurance policy offered by the Corporation under its long term disability program in effect at the time the Permanent Disability occurs; provided however, the Employee will not be considered, Permanently Disabled for purposes of this Agreement unless the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. If the Employee is determined to be Permanently Disabled and becomes entitled to receive payment of the Retirement Benefit as of the deemed Retirement date described in this Paragraph 5.b., the Employee may not accelerate payment of the Retirement Benefit by electing Early Retirement (i.e., voluntarily resigning) subsequent to the determination of Permanent Disability.

c.	Death of the Employee.
6.

Early Retirement Defined. “Early Retirement,” for purposes of this Agreement, will be deemed to have commenced on the date the Employee retires (i.e., voluntarily resigns) from employment with the Corporation, as long as the Employee has attained the age of at least 55 years (but has not yet attained age 65) while the Employee is still employed by the Corporation or an Osmose Affiliate.

7.

Beneficiary(ies). lf the Employee dies prior or after Retirement or Early Retirement, as the case may be, the Retirement Benefit due the Employee or remaining due to the Employee under Paragraph 4.a., will be paid, in accordance with the terms of Paragraph 4.a., to the Employee's beneficiary(ies) as designated below.

Employee hereby names Kathie H. Reeder as his/her beneficiary(ies) in the event of Employee's death prior to or after Retirement or Early Retirement in accordance with the terms of this Agreement.

The Employee acknowledges that he/she has the right to revoke the named beneficiary(ies) and name a new beneficiary(ies) by giving written notice to the Corporation. The Employee acknowledges that if there is no named beneficiary(ies) or the named beneficiary(ies) is/are deceased, then any Retirement Benefit remaining due to the Employee under Paragraph 4.a. will be paid to the estate of the Employee in accordance with the terms of Paragraph 4.a.

8.	Non-Compete; Non-Solicitation – Resignation or Termination.
a.

the Employee agrees that during the time of his/her employment, and in the event that Employee resigns, (excluding a Retirement or Early Retirement), or is terminated by the Corporation “for cause” pursuant to Paragraph 14, then for a period of eighteen (18) months thereafter, the Employee will not engage, directly or indirectly, either as principal, agent, proprietor, director, officer or employee, or participate in the ownership, management, operations or control of any business which is competitive with any business conducted directly or indirectly by any Osmose Affiliate for which the Employee performed substantial services during the six (6) month period immediately prior to his/her resignation or termination.

b.

The Employee agrees that during the time of his/her employment, and in the event that Employee resigns or is terminated by the Corporation “for cause” per the terms of Paragraph 14, then for a period of eighteen (18) months thereafter, the Employee will not, for himself/herself or on behalf of any other Person (a) employ or solicit for any employment or services any of the Corporation's employees, (b) influence or seek to influence any employee to leave the Corporation's employ or (c) contact (except pursuant to the Employee's duties on behalf of the Corporation during his/her employment) any employee of the Corporation with respect to any business matter relating to the Corporation.

9.	Non-Compete; Non-Solicitation – Retirement or Early Retirement.
a.

The Employee agrees that during the time of his/her employment and for a period of ten (10) Years following his/her Retirement or Early Retirement, the Employee will not engage, directly or indirectly, either as principal, agent, proprietor, director; officer or employee, or participate in the ownership, management, operations or control of any business which is competitive with any business conducted directly or indirectly by any Osmose Affiliate for which the Employee performed substantial services during the six (6) month period immediately prior to his/her Retirement or Early Retirement. However, in the event the amount to be paid to Employee pursuant to Paragraph 4.a. is eliminated pursuant to Paragraph 4.b., the ten (10) year period in this Paragraph 9 will be reduced to eighteen (18) months.

b.

The Employee agrees that during the time of his/her employment and for a period of ten (10) years following his/her Retirement or Early Retirement, the Employee will not, for himself/herself or on behalf of any other Person (a) employ or solicit for employment or services any of the Corporation's employees, (b) influence or seek to influence any employee to .leave the Corporation's employ or (c) contact (except pursuant to the Employee's duties on .behalf of the Corporation during• his/her employment) any employee of the Corporation with respect to any business matter relating to the Corporation. However, in the event the amount to be paid to the employee pursuant to Paragraph 4.a. is eliminated pursuant to Paragraph 4.b., the ten (10) year period in this Paragraph 9 will be reduced to eighteen (18) months.

10.

Reasonable Restrictions; Equitable Remedies. The Employee acknowledges, warrant represents and agrees that the restrictive covenants contained in this Agreement are necessary for the protection of the Corporation's legitimate business interests and are reasonable in scope and content. The Employee acknowledges that the time and other limitations of this Agreement are reasonable and properly required for the adequate protection of the business and affairs of the Corporation, and, in the event that any such time or other limitation is found to be unreasonable by a court .of competent jurisdiction, the Employee agrees (a) to the reductton of any territorial, time or other limitation, or all of them, to such an area, period or otherwise as the court may determine to be reasonable; and (b) that all of the other provisions of this Agreement will remain valid, binding and in full force and effect.

The Employee (a) acknowledges that his/her failure to comply with the covenants contained in this Agreement will cause the Corporation irrevocable harm and that a remedy at law for such a failure would be an inadequate remedy for the Corporation and (b) consents to the Corporation's obtaining from a court having jurisdiction specific performance, an injunction or any other equitable relief in order to enforce such compliance.

11.

No Waiver of Other Rights or Remedies. The right of the Corporation to obtain an injunction or other equitable remedies will not be considered a waiver of the Corporation's right to assert any other remedies it may have at law or at equity (including without limitation monetary damages).

12

Not an Employee Benefit or Welfare Plan or Insurance Policy. The Employee acknowledges that this Agreement is neither an employee benefit nor welfare plan as defined by the Employment Retirement Income Security Act, nor an Insurance policy, and that it is solely a non-competition agreement.

13.

Obligations Conditional; Non-Forfeitable. Notwithstanding any other provision of this Agreement, the obligations of the Corporation are expressly conditional upon the performance by the Employee of his/her obligations. In the event the Employee breaches any of his/her obligations, the Corporation, at its sole option and discretion, will have the right to terminate its obligation to make any further payments under this Agreement However, all payments which previously have been made by the Corporation are non-forfeitable and the Corporation will have no right to recover prior payments; provided, however, that the non-forfeitable nature of any prior payments will not preclude the Corporation from separately seeking monetary damages for any breach of this Agreement by the Employee.

14.

Termination for Cause. The Corporation retains the right to terminate the Employee “for cause”, and upon such termination the Corporation shall be relieved from any and all obligations to pay any sum or sums to the Employee under this Agreement. For purposes of this Agreement the term “for cause” shall mean any of the following:

a.	The Employee has been dishonest in Employee’s dealings with the Corporation;
b.	The Employee has performed an act(s), either oral or written, which was (were) done to intentionally tarnish the reputation or good will of the Corporation;
c.	The gross negligence or willful misconduct of the Employee in the performance of his/her duties to the Corporation causing demonstrable and material injury to the Corporation, economic or otherwise;
d.	The Employee has breached any provision(s) of Paragraph 3, 8 or 9 of this Agreement; or
e.	The Employee has been convicted of a felony.
15.

Binding Agreement. This Agreement is binding upon the Employee and the Corporation; and their respective heirs, executors, administrators, successors and assigns, and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns, provided, however, that the Employee shall have no right to transfer, assign, pledge or otherwise dispose of or encumber any of his/her rights hereunder except by last will and testament or by intestacy, and any transaction in violation of this provision shall not be binding upon the Corporation.

16.

Notices. All notices or other communications required or permitted between the parties will be sufficient if personally delivered or if mailed by first class, registered or certified mail, postage prepaid, return receipt requested, to the address of the recipient party set forth at the beginning of this Agreement or to such other address as the recipient party designates by similar notice from time to time.

17.

Severability. If any one or more of Paragraphs 8, 9 or 14 are declared null and void by a court of competent jurisdiction, all other terms of this Agreement will be automatically null and void and the Employee will not be entitled to receive any further payments whatsoever hereunder.

18.	Governing Law. This Agreement is to be construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles.
19.	Employment at Will. This Agreement does not confer upon the Employee any right to continued employment and the Employee acknowledges that he/she remains an employee at-will.
20.

Opportunity to Review. Employee acknowledges that he/she has read this Agreement and understands all of the terms and provisions of this Agreement and Employee further acknowledges that his/her execution of this Agreement is an act of his/her free will and he/she was not coerced to sign this Agreement and that he/she was not under duress at the time of execution of this Agreement.

IN WITNESS WHEREOF, the Employee and the Corporation have executed this Agreement as of the date set forth at the beginning of this Agreement.

EMPLOYEE

Steve Reeder

\s\ Steve Reeder
Steve Reeder, L.S.,

(Signature)

OSMOSE HOLDING, INC.

By:	\s\ James R. Spengler, Jr.,
James R. Spengler, Jr.,
President & CEO

EXHIBIT A

The following examples are for illustrative purposes only to be used to clarify the intent of the Early Retirement provision of Paragraph 4 where the Employee takes Early Retirement but has not been employed by the Corporation and/or an Osmose Affiliate for at least 20 consecutive years.

Example 1.

The Employee notifies the Corporation on July 1, 2007 that the Employee plans to take Early Retirement effective January 1, 2008. On January 1, 2008, the Employee will be 61 years old and will have been employed by the Corporation and/or an Osmose Affiliate for less than 20 consecutive years. The Retirement Benefit will be reduced by 20% (twenty percent) calculated as follows:

(65-61) X 5% = 20%

Example 2.

The Employee notifies the Corporation on July 1, 2007 that the Employee plans to voluntarily resign effective January 1, 2008. On January 1, 2008, the Employee will be 54 years old and has been employed by the Corporation and/or an Osmose Affiliate for less than 20 consecutive years. Because the Employee is less than 55 on January 1, 2008, he/she does not meet the definition of “Early Retirement” set forth in Paragraph 6. Therefore, the Employee is not eligible to receive any Retirement Benefit.

EXHIBIT B

The following examples are for illustrative purposes only to be used to clarify the intent of the Early Retirement provision of Paragraph 4 where the Employee takes Early Retirement and has been employed by the Corporation and/or an Osmose Affiliate for at least 20 consecutive years.

EXAMPLE 1.

The Employee notifies the Corporation on July 1, 2007 that the Employee plans to take Early Retirement effective January 1, 2008. On January 1, 2008, the Employee will be 62 years old and will have been employed by the Corporation and/or an Osmose Affiliate for more than twenty (20) consecutive years. The Retirement Benefit will be paid in full and will not be reduced pursuant to Paragraph 4.a. because the Employee has attained the age of 62 and has been continuously employed by the Corporation or an Osmose Affiliate for a period of at least twenty (20) years.

EXAMPLE 2.

The Employee notifies Corporation on July 1, 2007 that the Employee plans to take Early Retirement effective January 1, 2008. On January 1, 2008, the Employee will be 60 years old and will have worked for the Corporation and/or an Osmose Affiliate for a period of twenty (20) consecutive years. The Retirement Benefit will be reduced by ten percent (10%) calculated as follows:

(62-60) X 5% = 10%

EXAMPLE 3.

The Employee notifies Corporation on July 1, 2007 that the Employee plans to voluntarily resign effective January 1, 2008. On January 1, 2008, the Employee will be 54 years old and will have worked for the Corporation and/or an Osmose Affiliate for at least twenty (20) consecutive years. Because the Employee is less than 55 on January 1, 2008, he/she does not meet the definition of “Early Retirement” set forth in Paragraph 6. Therefore, the Employee is not eligible to receive any Retirement Benefit.